Exhibit 99.1

Lima, June 24, 2026

SOUTHERN PERU COPPER CORPORATION SECURES FINANCING FOR THE TIA MARIA PROJECT

Southern Peru Copper Corporation, Sucursal del Peru (“SPCC”), part of Grupo México, announced that it has secured financing for US$1.25 billion, primarily to develop the Tía María mining project. The funds were raised through a bond offering in the New York market. These securities will pay an annual interest rate of 5.35% until their maturity in 2036.

Tía María project will have an annual production capacity of 120,000 metric tons of refined copper. The project will employ state-of-the-art SX-EW (Solvent Extraction and Electrowinning) technology, which meets the highest international environmental standards. Tía María is expected to begin operations in the third quarter of 2027. To date, the project has generated 5,300 jobs, many of which have been filed by local workers.

During its first 20 years of operation, Tía María is expected to generate significant economic benefits for the Arequipa region. At current copper prices, the project is expected to generate approximately US$24.1 billion in exports and contribute US$6.2 billion in taxes and royalties. The project's total capital budget is US$1.8 billion, of which US$948 million has already been committed.

SPCC consistently works to promote the well-being of communities in the province of Islay and the Arequipa Region. As part of these efforts, SPCC implements successful social programs focused on education, healthcare, and productive development initiatives.

SPCC's social programs in Islay help reduce agricultural production costs and enhance productivity through the use of advanced technology. In addition, SPCC develops healthcare facilities, high-performance schools, research centers, and road infrastructure in the Arequipa Region through Peru’s “Works for Taxes” (Obras por Impuestos) mechanism.

SPCC is also advancing its Michiquillay project, which as a world-class copper deposit has significant potential to spur Peru’s development down the line. Located in Cajamarca, Michiquillay is expected to produce approximately 225,000 metric tons of copper per year, along with molybdenum, gold, and silver by-products, over an initial mine life of more than 25 years. The project’s investment requirement is estimated at approximately US$2.5 billion, and production is expected to begin in 2032.

In Peru, the openness of institutions to private investment, the strong support of local communities, and respect for the rule of law, provide certainty and support for SPCC’s ambitious investment program.